As filed with the Securities and Exchange Commission on March 4, 2009

Registration No. 333 - 156794

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEADWATERS INCORPORATED

(Exact Name of registrant as Specified in Its Charter)

Delaware	87-0547337
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

(801) 984-9400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of registrant’s Principal Executive Offices)

Kirk A. Benson

Chief Executive Officer and Chairman of the Board of Directors

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

(801) 984-9400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copy to:

Linda C. Williams, Esq.

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94105

Telephone: (415) 983-1000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment filed pursuant to General Instruction I.D. to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(1)
16% Convertible Subordinated Notes due 2016 (2)	$63,286,000	100%	$63,286,000	$2,487(3)
Common Stock, par value $.001 per share	(1)	(1)	(1)	(1)

(1)	Includes up to 2,693,022 shares (plus such indeterminate number of shares of common stock as may be issued pursuant to anti-dilution and similar adjustments) issuable upon conversion of the 16% Convertible Senior Subordinated Notes due 2016 registered hereby, which shares are not subject to an additional fee pursuant to Rule 457(i) under the Securities Act.

(2)	Estimated pursuant to Rule 457 of the Securities Act solely for the purpose of calculating the registration fee.

(3)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

$63,286,000

Headwaters Incorporated

16% Convertible Senior Subordinated Notes due 2016

and Shares of Common Stock Issuable upon Conversion of the Notes

Headwaters Incorporated issued 16% Convertible Senior Subordinated Notes Due 2016 (“the notes”) in a private placement in December 2008. This prospectus will be used by selling securityholders to resell their notes and shares of common stock issuable upon conversion of their notes.

The notes are due on June 1, 2016. We will pay interest on the notes on June 1 and December 1 of each year, beginning June 1, 2009.

Subject to prior redemption or repurchase of the notes, holders may convert their notes at their option prior to the close of business on June 1, 2016 only under the following circumstances: (1) prior to June 1, 2012, during any calendar quarter commencing after December 31, 2008, if the closing sale price of our common stock exceeds 130% of the applicable conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; (2) at any time on or after June 1, 2012 if, on any day, the closing sale price of our common stock exceeds 130% of the applicable conversion price; (3) upon the occurrence of certain specified credit rating events; (4) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of the notes for each day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes; (5) if the notes have been called for redemption; or (6) upon the occurrence of specified corporate events. Upon conversion, we will pay cash up to the principal amount of notes converted and deliver shares of our common stock to the extent the daily conversion value exceeds the proportionate principal amount based on a 20 trading-day observation period.

The conversion rate will be 42.5532 shares of our common stock per $1,000 principal amount of notes, equivalent to a conversion price of approximately $23.50 per share of common stock. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest.

Before June 4, 2012, we may not redeem any of the notes. On or after June 4, 2012, we may, at our option, redeem the notes, in whole or in part, for cash at 100% of the principal amount of the notes, plus any accrued and unpaid interest, if any, to, but not including, the redemption date. Upon certain designated events, such as the termination of trading of our common stock on the New York Stock Exchange or a specified change of control transaction occurring prior to maturity, holders may require us to purchase the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest, to, but excluding, the purchase date.

The notes will be our direct, senior subordinated, unsecured obligations and will rank equally in right of payment with all our existing and future unsecured senior subordinated debt, senior in right of payment to all our existing and future subordinated debt and junior to all our existing and future senior debt. The notes will effectively rank junior to any of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. The notes are structurally junior to all liabilities, including trade payables, of our subsidiaries.

For a more detailed description of the notes, see “Description of notes” beginning on page 17.

Our common stock is traded on the New York Stock Exchange under the symbol “HW.” The last reported sale price of our common stock on the New York Stock Exchange on March 3, 2009 was $1.58 per share.

Investing in the notes or our common stock involves a high degree of risk. You should carefully read and consider the “Risk factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 4, 2009

We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling securityholders are offering to sell, and seeking offers to buy, only the notes and shares of common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the notes or shares.

As used in this prospectus, “Headwaters,” “combined company,” “we,” “our” and “us” refer to Headwaters Incorporated and its consolidated subsidiaries, including Headwaters Energy Services Corp. and its subsidiaries, Headwaters Resources, Inc. and its subsidiaries, Headwaters Construction Materials, Inc. and its subsidiaries (including Eldorado Stone LLC and Tapco International Corporation, and their subsidiaries and affiliates), Headwaters Heavy Oil, LLC, and Headwaters Technology Innovation Group, Inc., unless the context otherwise requires. As used in this prospectus, “HES” refers to Headwaters Energy Services Corp., together with its consolidated subsidiaries and affiliates; “HRI” refers to Headwaters Resources, Inc. and its consolidated subsidiaries; Headwaters Building Products or “HBP” refers to Headwaters Construction Materials, Inc., together with its consolidated subsidiaries and affiliates (including “Eldorado”, which refers to Eldorado Stone LLC and its subsidiaries and affiliates; and “Tapco,” which refers to Tapco International Corporation and its subsidiaries); and “HTI” refers to Headwaters Technology Innovation Group, Inc. unless the context otherwise requires.

Summary

This summary contains basic information about our business. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes incorporated in this prospectus by reference, before making an investment decision.

Headwaters Incorporated

Headwaters Incorporated (“Headwaters”) is a diversified company providing products, technologies and services in three industries: building products, coal combustion products (“CCPs”), and energy.

Our principal executive offices are located at 10653 South River Front Parkway, Suite 300 South Jordan, Utah 84095. Our telephone number is (801) 984-9400. Headwaters has a website located at http://www.headwaters.com. The information on this website is not a part of this prospectus.

The notes

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” “us,” and “Headwaters” refers to Headwaters Incorporated and not to its consolidated subsidiaries.

Issuer	Headwaters Incorporated, a Delaware corporation.

Selling Securityholders	The securities to be offered and sold using this prospectus will be offered and sold by the selling securityholders named in this prospectus or in any supplement to this prospectus. See “Selling securityholders.”

Securities	$63,286,000 principal amount of 16% Convertible Senior Subordinated Notes due 2016.

Maturity	June 1, 2016, unless earlier repurchased or converted.

Interest	16% per year. Interest began accruing from December 19, 2008 and will be payable semiannually in arrears on June 1 and December 1 of each year, beginning June 1, 2009. We will pay additional interest, if any, under the circumstances described under “Description of notes-Registration rights.”

Conversion rights	Subject to prior redemption or repurchase of the notes, holders may convert their notes prior to the close of business on June 1, 2016, in multiples of $1,000 principal amount, at the option of the holder only under the following circumstances:

•         prior to June 1, 2012, during any calendar quarter commencing after December 31, 2008 if the closing sale price of our common stock exceeds 130% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter;

• at any time on or after June 1, 2012 if, on any day, the closing sale price of our common stock exceeds 130% of the applicable conversion price;

• upon the occurrence of certain specified credit rating events;

•         during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes;

• if the notes have been called for redemption; or

• upon the occurrence of certain specified corporate events.

The conversion rate for the notes is 42.5532 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $23.50 per share), subject to adjustment as described in this prospectus. See ““Description of notes-Conversion of notes” for a detailed description of conversion rights.

Payment upon conversion

We will settle conversion of all notes by delivering, on the third business day immediately following the last day of the related observation period (as defined below), the aggregate “daily settlement amount,” which will consist of:

•         cash in an amount equal to the sum of the following amounts calculated for each of the 20 trading days during the observation period (as described herein): the lesser of (1) $50 (which represents 1/20th of the $1,000 principal amount per note) and (2) the daily conversion value (as described herein); and

•         at our option, cash, common stock or a combination of cash and common stock, in an amount equal to the sum of the amounts calculated for each of the 20 trading days during the observation period of any excess of the daily conversion value above $50.

For example, if you convert $1,000 principal amount of notes and the daily conversion value for each trading day of the observation period was $63.8298, you would be eligible to receive $1,000 in cash ($50 for each day of the observation period), plus, assuming that the daily VWAP (as defined below) of our common stock on the last trading day of the observation period was $30, at our option, either:

•         nine shares of common stock and $6.60 in cash (or ten shares of common stock if we elect not to pay cash in lieu of fractional shares);

•         $276.60 in cash; or

•         a combination of our common stock and cash that equals $276.60.

We refer to this type of settlement as “net share settlement.” We refer to the sum of the payments as the “conversion value.”

The “observation period” with respect to any note tendered for conversion means the 20 consecutive trading-day period beginning on, and including, the second scheduled trading day following the conversion date.

The “daily settlement amount,” for each of the 20 trading days during the observation period, shall consist of:

•         cash in an amount equal to the lesser of $50 and the daily conversion value for such trading day; and

•         to the extent the daily conversion value exceeds $50, a number of shares of our common stock equal to

•         the difference between the daily conversion value and $50, divided by

•         the daily VWAP (as defined below) for such day, subject to our right to deliver cash in lieu of all or a portion of such shares, as described below.

The “daily conversion value” means, for each of the 20 consecutive trading days during the observation period, 1/20th of the product of:

•         the applicable conversion rate and

•         the daily VWAP of our common stock (or the consideration into which our common stock has been exchanged in connection with certain corporate transactions) on such day.

The “daily VWAP” means, for each of the 20 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HW.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us).

By the close of business on the business day prior to the first scheduled trading day of the applicable observation period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”) and we will notify holders of such cash percentage by notifying the trustee (the “cash percentage notice”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable observation period will equal the product of:

•         the cash percentage,

•         the daily share amount for such trading day and

•         the daily VWAP for such trading day (provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, the amount used in this clause shall be the cash price per share received by holders of common stock in such fundamental change).

The number of shares deliverable in respect of each trading day in the applicable observation period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the close of business on the business day prior to the first scheduled trading day of the applicable observation period, we must settle 100% of the daily share amount for each trading day in the applicable observation period with common stock; provided, however, that we will pay cash in lieu of fractional shares, as described below. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we revoke such notice by the close of business on the trading day prior to the scheduled first trading day of the applicable observation period.

In addition, if certain specified corporate transactions occur and holders of shares of our common stock have the opportunity to elect the form of consideration to be received in such transaction, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by holders of shares of our common stock that affirmatively make such an election. See “Description of notes-Conversion of notes-Payment upon conversion.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of common stock issued to you upon conversion.

Redemption	Before June 4, 2012, we may not redeem any of the notes. On or after June 4, 2012, we may, at our option, redeem the notes, in whole or in part, for cash at 100% of the principal amount of the notes, plus any accrued and unpaid interest, if any, to, but not including, the redemption date.

Repurchase at the Option of the Holder upon a Designated Event	If a designated event, such as the termination of trading of our common stock on the New York Stock Exchange or a specified change of control transaction, occurs prior to maturity, you may require us to repurchase all or part of your notes for cash at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, up to, but excluding, the repurchase date.

Repurchase at the Option of the Holder	You may require us to repurchase the notes on June 1, 2012, at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Ranking	The notes will be our direct, senior subordinated, unsecured obligations and will rank equally in right of payment with all our existing and future unsecured senior subordinated debt, senior in right of payment to all our existing and future subordinated debt and junior to all our existing and future senior debt. The indenture does not limit the amount of debt that we or our subsidiaries may incur. The notes will effectively rank junior to any of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. The notes are structurally junior to all liabilities, including trade payables, of our subsidiaries.

At December 31, 2008, we and our subsidiaries had $200 million of long-term debt on a consolidated basis which would rank senior to the notes, all of which related to borrowings under our senior secured credit facility.

Registration rights	Pursuant to a registration rights agreement that we entered into with the initial purchasers, we have filed a shelf registration statement under the Securities Act, of which this prospectus is a part, relating to the resale of the notes and the common stock issuable upon conversion thereof.

No proceeds	We will not receive any proceeds from the sale by any selling securityholder of the notes or our common stock issuable upon conversion of the notes.

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. However, the notes that were issued in the private placement are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market. The notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL Market.

U.S. federal income tax consequences	For the material U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Material U.S. federal income tax considerations.”
New York Stock Exchange symbol for our common stock	Our common stock is quoted on the New York Stock Exchange under the symbol “HW.”

Trustee, paying agent and conversion agent	Wells Fargo Bank, National Association

Risk Factors

You should carefully consider the risks described below before making an investment decision.

Risks relating to our business

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in any applicable prospectus supplement and our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment.

Risks related to the notes

The notes are subordinated to our senior debt and effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank junior to all our current and existing senior debt (including our senior secured credit facility), and will effectively rank junior to any of our secured debt, to the extent of the value of the assets securing that debt. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. In addition, the notes will be subordinated to all our existing and future senior indebtedness and structurally junior to all liabilities, including trade payables, of our subsidiaries. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of December 31, 2008, we had approximately $514.9 million of total debt outstanding, consisting of $200.0 million of senior indebtedness under our senior secured credit facilities and $314.9 million of our existing notes, our existing 2 7/8% Convertible Senior Subordinated Notes due 2016 (the “2 7/8% Convertible Notes”) and our existing 2.50% Convertible Senior Subordinated Notes due 2014 (the “2.50% Convertible Notes” and together with the notes and the 2 7/8% Convertible Notes, the “Convertible Notes”).

The notes are obligations of Headwaters Incorporated only and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The notes are obligations exclusively of Headwaters Incorporated and are not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. Although currently there are no contractual restrictions on the ability of our subsidiaries to pay dividends or distributions to us, in the future dividends, loans or other distributions to us from subsidiaries could become subject to contractual and other restrictions.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. As of December 31, 2008, we had approximately $514.9 million of total debt outstanding, consisting of $200.0 million of senior indebtedness under our senior secured credit facilities and $314.9 million of our existing Convertible Notes. As of December 31, 2008, we had no scheduled payments of principal for the next twelve-month period and scheduled annual interest payments of approximately $31.8 million for the next twelve-month period. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Despite our substantial debt, we may incur additional indebtedness, including senior debt, which would increase the risks described above.

We are able to incur additional debt, including senior debt, in the future. The indenture for the notes does not prohibit us from incurring additional debt. As of December 31, 2008, we had $60 million of total availability for potential borrowing under our revolving credit facility which is part of our senior secured credit facility, subject to our compliance with the financial and other covenants included in our revolving credit facility. Any future borrowings we make under our revolving credit facility will be senior to the notes. In addition, the indenture allows us to incur additional debt that may be senior to the notes, including a replacement of our existing senior secured credit facility, and allows our subsidiaries to incur debt that would be structurally senior to the notes. See “Description of certain indebtedness.” If new debt is added to our or our subsidiaries’ current debt levels, the risks related to our ability to service that debt and its impact on our operations that we now face could increase.

A change in control or fundamental change may adversely affect us or the notes.

Our senior secured credit facility provides that certain change in control events with respect to us will constitute a default. In addition, future debt we incur may limit our ability to repurchase the notes upon a designated event or require us to offer to redeem that future debt upon specified events, including a designated event. Moreover, if you or other investors in our notes exercise the repurchase right for a designated event, it may cause a default under that debt, even if the designated event itself does not cause a default, due to the financial effect of such a repurchase on us. Finally, if a designated event occurs, we cannot assure you that we will have enough funds to repurchase all the notes.

We may not have sufficient cash to repurchase the notes at the option of the holder upon a designated event or to pay the cash payable upon a conversion, which may increase your credit risk.

Upon a designated event, subject to certain conditions, we will be required to make an offer to repurchase for cash all outstanding notes at 100% of their principal amount plus accrued and unpaid interest, including additional interest, if any, up to but not including the date of repurchase. In addition, upon a conversion, we will be required to make a cash payment of up to $1,000 for each $1,000 in principal amount of notes converted. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of tendered notes or settlement of converted notes. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture or to pay any cash payable on a conversion of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the designated event itself could lead to a default under the other existing and future agreements governing our indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversion thereof.

Our senior secured credit facility limits our ability to pay any cash amount upon the conversion of the notes.

Our existing senior secured credit facility limits our ability to use borrowings under that credit facility to pay any cash payable on a conversion of the notes and prohibits us from making any cash payments on the conversion of the notes if a default or an event of default has occurred under that facility. See “Description of certain indebtedness” herein. Any new credit facility that we may enter into may have similar restrictions. Our failure to make cash payments upon the conversion of the notes as required under the terms of the notes would permit holders of the notes to accelerate the obligations under the notes. However such an event would constitute an event of default under our senior secured credit facility (and would likely constitute an event of default under any future credit facility or other indebtedness), which would prohibit us in that instance from making any payments upon acceleration of the notes.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sales of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock.

Volatility in the market price and trading volume of our common stock could result in a lower trading price than your conversion or purchase price and could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. A relatively small number of shares traded in any one day could have a significant effect on the market price of our common stock. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section and elsewhere in this prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of notes will be subject to all changes affecting our common stock. Holders of notes will be entitled to the rights afforded our common stock only if and when our common stock is delivered to them upon the conversion of their notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder’s receipt of our common stock upon the conversion of notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

Upon conversion of the notes, holders may receive less consideration than expected because the value of our common stock may decline between the day that the conversion right is exercised and the day the value of the our common stock is determined.

The conversion value that holders of the notes will receive upon conversion of notes will be determined on the basis of the daily volume-weighted average price of our common stock for each of the 20 consecutive trading days beginning on the third scheduled trading day following the date the notes are tendered for conversion. Accordingly, if the price of our common stock decreases after the conversion right is exercised, the conversion value will be adversely affected.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving Headwaters Incorporated except to the extent described under “Description of notes—Designated events permits holders to require us to repurchase notes,” and “Description of notes—Consolidation, merger and sale of assets.”

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a designated event, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a designated event, you have the right to require us to repurchase your notes. However, the designated event provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a designated event requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We cannot assure you that an active trading market will be maintained for the notes.

Although the notes have been designated for trading by qualified institutional buyers in the PORTAL market, we do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activities will be subject to limits imposed by the United States federal securities laws, and may be limited during the pendency of any shelf registration statement. As a result, we cannot assure you that an active trading market will be maintained for the notes. If an active trading market is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

If Moody’s Investor Service, Standard & Poor’s or another rating service rates the notes and if any of such rating services were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You should consider the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

We have concluded that the notes were issued without “original issue discount” for U.S. federal income tax purposes, but there can be no assurances that the Internal Revenue Service will not successfully assert to the contrary. If the notes were issued with original issue discount holders would be required to accrue any such discount as additional income using a constant yield method over the term of the notes.

You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of a taxable dividend distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. An increase in the conversion rate upon certain fundamental changes would be treated as a distribution to U.S. holders (as defined herein). For non-U.S. holders (as defined herein) this deemed distribution may be subject to U.S. federal withholding requirements.

See “Material United States federal income tax considerations” for a discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. You are strongly urged to consult your tax advisor as to the federal, state, local or other tax consequences of acquiring, owning, and disposing of the notes.

Special note regarding forward-looking statements

Some of the statements in this prospectus, the documents incorporated by reference into this prospectus and in any prospectus supplement, constitute forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s results, levels of activity, or achievements to be materially different from any future results, levels of activity or achievements expressed or implied by such forward-looking statements. For a discussion of the factors that could cause actual results to differ from expectations, please see the risk factors described in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

No proceeds

We will not receive any proceeds from the sale of the notes and shares of common stock offered by this prospectus. All proceeds from the sale of the shares will be for the benefit of the selling securityholders. See “Selling securityholders” and “Plan of distribution” below.

Ratio of earnings to fixed charges

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year ended September 30,						Quarter ended December 31,
	2004	2005	2006	2007	2008		2007	2008
Ratio of earnings to fixed charges	5.90	3.63	4.33	2.52	N/A	*	3.60	1.18

*	Total earnings for 2008 were less than zero dollars.

For purposes of calculating the ratio of earnings to fixed charges, (i) fixed charges consist of interest expensed and capitalized, amortization of discount on debt and capitalized expenses related to indebtedness, and a reasonable approximation of interest within rental expense; and (ii) earnings consist of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity, plus fixed charges, less interest capitalized.

Range and dividend history of our common stock

The shares of our common stock trade on the New York Stock Exchange under the symbol “HW.” Options on our common stock are traded on the Chicago Board Options Exchange under the symbol “HQK.” The following table sets forth for the periods presented, the high and low trading prices of our common stock as reported by the New York Stock Exchange.

Fiscal 2007	Low	High
Quarter ended December 31, 2006	$21.22	$26.00
Quarter ended March 31, 2007	21.27	25.44
Quarter ended June 30, 2007	16.71	22.94
Quarter ended September 30, 2007	14.10	18.13

Fiscal 2008
Quarter ended December 31, 2007	$10.96	$15.85
Quarter ended March 31, 2008	8.80	14.00
Quarter ended June 30, 2008	9.96	15.35
Quarter ended September 30, 2008	9.26	16.40

Fiscal 2009
Quarter ended December 31, 2008	$3.92	$13.48

As of December 31, 2008 there were 441 stockholders of record of our common stock. We have never paid dividends on our common stock to date and do not intend to pay dividends in the foreseeable future. Pursuant to the terms of our senior secured credit arrangement, we are prohibited from paying cash dividends so long as any of the long-term debt is outstanding. We intend to retain earnings to finance the development and expansion of our business. Payment of common stock dividends in the future will depend upon, among other things, our debt covenants, our ability to generate earnings, our need for capital, our investment opportunities and our overall financial condition.

Description of certain indebtedness

As of December 31, 2008, we had approximately $200 million outstanding under our senior secured credit facility, $91.6 million of our existing 2 7/8% Convertible Notes, $160.0 million in aggregate principal amount of our 2.50% Convertible Notes and $63.3 million in aggregate principal amount of our notes.

Senior Secured Credit Facility—The senior secured credit facility consists of a first lien term loan ($200 million outstanding at December 31, 2008) and a revolving credit arrangement in the amount of $60 million.

With certain limited exceptions, the senior credit facility is senior in priority to all other debt and with the exception of joint venture assets is secured by all of our assets. The first lien term loan bears interest, at our option, at either i) the London Interbank Offered Rate (“LIBOR”) plus 3.5%, 4.0%, 4.5% or 5.0%, depending on the credit ratings that have been most recently announced for the loans by Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”); or ii) the “Base Rate” plus 2.5%, 3.0%, 3.5% or 4.0%, again depending on the credit ratings announced by S&P and Moody’s. Base Rate is defined as the higher of the rate announced by Morgan Stanley Senior Funding and the overnight rate charged by the Federal Reserve Bank of New York plus 0.5%. As of December 31, 2008, the interest rate was LIBOR plus 4.5%. Subsequent to December 31, 2008, a decrease in the credit rating on the debt was announced, the effect of which was to increase the interest rate to LIBOR plus 5.0%. We can select new LIBOR rates for the first lien term loan for one, two, three or six month periods. The weighted-average interest rate on the first lien term debt was approximately 6.0% at December 31, 2008. Interest on the first lien term loan is generally payable on a quarterly or more frequent basis.

The first lien term loan is repayable $74.8 million in February 2011 and $125.2 million in April 2011, the termination date. There are mandatory prepayments of the first lien term loan in the event of certain asset sales and debt and equity issuances and from “excess cash flow,” as defined in the agreement. Optional prepayments of the first lien term loan are permitted without penalty or premium. Once repaid in full or in part, no reborrowings can be made.

Borrowings under the revolving credit arrangement are generally subject to the terms of the first lien term loan agreement. Borrowings and reborrowings of any available portion of the $60.0 million revolver can be made at any time through September 2009, when all revolver loans must be repaid and the revolving credit arrangement terminates. The fees for the unused portion of the revolving credit arrangement range from 0.5% to 0.75% (depending on Headwaters’ “total leverage ratio,” as defined). As of December 31, 2008, there were no amounts outstanding under the revolving credit arrangement. The credit agreement also allows for the issuance of letters of credit, provided there is capacity under the $60.0 million revolver. As of December 31, 2008, stand-by letters of credit totaling approximately $10.1 million were outstanding, with expiration dates ranging from March 2009 to September 2009.

The credit facility contains restrictions and covenants common to such agreements, including limitations on the incurrence of additional debt, investments, merger and acquisition activity, asset sales and liens, capital expenditures in excess of $100.0 million annually (plus, in certain circumstances, the unused amount from the prior fiscal year), and the payment of dividends, among others. In addition, Headwaters must maintain certain leverage and fixed charge coverage ratios, as those terms are defined in the agreements, as follows: i) a total leverage ratio of 4.75:1 as of December 31, 2008 through March 31, 2009, 4.25:1 as of June 30, 2009, 3.75:1 as of September 30, 2009, then 3.5:1 as of December 31, 2009 through the maturity date; ii) a maximum ratio of consolidated funded indebtedness minus subordinated indebtedness to EBITDA of 2.5:1; and iii) a minimum ratio of EBITDA plus rent payments (EBITDAR), less certain capital expenditures and taxes for the four preceding fiscal quarters, to scheduled rent payments and payments of principal and interest on all indebtedness for the next four fiscal quarters of 1:1 for the periods ending December 31, 2008 through June 30, 2009, then 1.25:1 for periods ending on or after September 30, 2009.

Convertible Senior Subordinated Notes due 2016—As of December 31, 2008, we had outstanding approximately $91.6 million of 2 7/8% Convertible Senior Subordinated Notes due 2016 (the “2 7/8% Convertible Notes”). These 2 7/8% Convertible Notes are subordinate to the senior secured credit facility described above, rank equally with the 2.50% convertible senior subordinated notes due 2014 described below and will be pari passu with the notes. The holders of the remaining 2 7/8% Convertible Notes may convert the 2 7/8% Convertible Notes into shares of our common stock at a conversion rate of 33.3333 shares per $1,000 principal amount ($30 conversion price), or 3.05 million aggregate shares of common stock, contingent upon certain events. The conversion rate adjusts for events related to our common stock, including common stock issued as a dividend, rights or warrants to purchase common stock issued to all holders of our common stock, and other similar rights or events that apply to all holders of common stock.

The 2 7/8% Convertible Notes are convertible if any of the following five criteria are met: 1) satisfaction of a market price condition which becomes operative if, prior to June 1, 2011, in any calendar quarter the closing price of our common stock exceeds 130% of the then applicable conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the calendar quarter, or, at any time on or after June 1, 2011 the closing price of our common stock exceeds 130% of the then applicable conversion price; 2) a credit rating, if any, assigned to the 2 7/8% Convertible Notes is three or more rating subcategories below the initial rating, the 2 7/8% Convertible Notes are no longer rated, or any such rating is suspended or withdrawn; 3) the 2 7/8% Convertible Notes trade at less than 98% of the product of the common stock trading price and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the 2 7/8% Convertible Notes, except this provision is not available if the closing common stock price is between 100% and 130% of the current conversion price of the 2 7 /8% Convertible Notes; 4) we call the 2 7/8% Convertible Notes for redemption; and 5) certain corporate transactions occur, including distribution of rights or warrants to all common stockholders entitling them to purchase common stock at less than the current market price or distribution of common stock, cash or other assets, debt securities or certain rights to purchase securities where the distribution has a per share value exceeding 5% of the closing common stock price on the day immediately preceding the declaration date for such distribution. In addition, the 2 7/8% Convertible Notes are convertible if we enter into an agreement pursuant to which our common stock would be converted into cash, securities or other property.

We may call the 2 7/8 % Convertible Notes for redemption at any time on or after June 1, 2007 and prior to June 4, 2011 if the closing common stock price exceeds 130% of the conversion price for 20 trading days in any consecutive 30-day trading period (in which case we must provide a “make whole” payment of the present value of all remaining interest payments on the redeemed notes through June 1, 2011). We may redeem any portion of the 2 7/8% Convertible Notes at any time on or after June 4, 2011. In addition, the holder of the 2 7 /8% Convertible Notes has the right to require us to repurchase all or a portion of the 2 7/8% Convertible Notes on June 1, 2011 or if a fundamental change in common stock has occurred, including termination of trading. Subsequent to June 1, 2011, the 2 7/8% Convertible Notes require an additional interest payment equal to 0.40% of the average trading price of the 2 7/8% Convertible Notes if the trading price equals 120% or more of the principal amount of the 2 7/8% Convertible Notes.

Convertible Senior Subordinated Notes due 2014—As of December 31, 2008, we had outstanding $160.0 million of 2.50% Convertible Senior Subordinated Notes due 2014 (the “2.50% Convertible Notes”). These 2.50% Convertible Notes are subordinate to the senior secured credit facility described above, rank equally with the 2 7/8% Convertible Notes and will be pari passu with the notes. The conversion rate for the 2.50% Convertible Notes is 33.9236 shares per $1,000 principal amount ($29.48 conversion price), subject to adjustment. Upon conversion, we will pay cash up to the principal amount of the 2.50% Convertible Notes, and shares of common stock to the extent the price of our common stock exceeds the conversion price during a 20-trading-day observation period. The conversion rate is adjusted for certain corporate transactions referred to as “fundamental changes.”

The 2.50% Convertible Notes are convertible at the option of the holders prior to December 1, 2013 if any of the following criteria are met: 1) during any fiscal quarter the closing price of our common stock exceeds $38.32 per share for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; 2) during the five-business-day period after any ten-consecutive-trading-day period, the 2.50% Convertible Notes trade at less than 98% of the product of the common stock trading price and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the 2.50% Convertible Notes; or 3) upon the occurrence of specified corporate transactions. The notes are convertible on or after December 1, 2013 regardless of the foregoing circumstances. We may not redeem the notes. If we have a “fundamental change,” holders may require us to repurchase the notes at a price equal to the principal amount plus any accrued interest.

In connection with the issuance of the 2.50% Convertible Notes, we entered into convertible note hedge and warrant transactions for the purpose of effectively increasing the common stock conversion price for the 2.50% Convertible Notes from $29.48 per share to $35.00 per share. The convertible note hedge terminates upon the maturity of the 2.50% Convertible Notes or when none of the 2.50% Convertible Notes remain outstanding due to conversion or otherwise.

Description of notes

We issued the notes under an indenture dated as of December 19, 2008 (the “indenture”) between us and Wells Fargo Bank, National Association, as trustee (the “trustee”). Initially, the trustee will also act as paying agent and conversion agent for the notes. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The notes and the shares of common stock issuable upon conversion of the notes, if any, are also covered by a registration rights agreement.

You may request a copy of the indenture and the registration rights agreement from us as described under “Documents incorporated by reference.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Headwaters Incorporated and not to its subsidiaries.

General

The notes are our direct, unsecured, senior subordinated obligations and rank junior in right of payment to all of our existing and future senior indebtedness, equal in priority with any of our future unsecured, senior subordinated indebtedness and senior in right of payment to any unsecured subordinated indebtedness that we may incur in the future. The notes are effectively junior to our subsidiaries’ indebtedness and other liabilities, including trade payables. Our payment obligations under the notes are subordinated to our senior indebtedness as described under “—Subordination of notes.” The notes are convertible into common stock upon certain conditions, as described under “—Conversion of notes.”

We issued $63,286,000 in aggregate principal amount of notes. The notes were issued only in denominations of $1,000 and multiples of $1,000. The notes will mature on June 1, 2016 unless earlier converted, redeemed or repurchased. We may from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, making investments, incurring debt, including senior indebtedness, granting liens or mortgages, or issuing or repurchasing our securities.

You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under “—Repurchase at option of the holder” and “—Repurchase at option of the holder upon a designated event.”

We will pay principal of certificated notes at the office or agency designated by the Company for that purpose. We have initially designated Wells Fargo Bank, National Association as our paying agent and registrar as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. We may pay interest either:

•

by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

•	by transfer to an account maintained by you in the United States.

However, payments on the global note will be made to The Depository Trust Company, New York, New York, which we refer to as DTC, by wire transfer of immediately available funds to the account of DTC or its nominee.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any note surrendered for conversion. The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The notes bear interest at a rate of 16% per annum. We will pay interest on June 1 and December 1 of each year, beginning June 1, 2009, to securityholders at the close of business on the preceding May 15 and November 15, as the case may be, except interest payable upon redemption or repurchase will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, falls after a record date and prior to the corresponding interest payment date. We will pay additional interest, if any, under the circumstances described under “- Registration rights.” Interest will accrue from December 19, 2008 or from the most recent date to which interest has been paid or duly provided for. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier required repurchase date upon a fundamental change) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date or earlier required repurchase date upon a fundamental change would fall on a day that is not a business day, the required payment of interest, if any, and principal (and additional interest, if any), will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date or earlier required repurchase date upon a fundamental change to such next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

Ranking

The notes will be general unsecured, senior subordinated obligations of the Company ranking equally in right of payment with all existing and future senior subordinated indebtedness of the Company and senior to all existing and future subordinated indebtedness of the Company. The notes will rank junior to all existing and future senior indebtedness and effectively rank junior to all existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness of the Company. In addition, the notes will effectively rank junior to the liabilities, including trade payables, of the Company’s subsidiaries.

Conversion of notes

You may convert any of your notes, in whole or in part, prior to the close of business on the final maturity date of the notes, subject to prior redemption or repurchase of the notes, only under the following circumstances:

•	upon satisfaction of a market price condition;

•	upon a credit ratings event;

•	upon satisfaction of a trading price condition;

•	upon notice of redemption; or

•	upon specified corporate transactions.

The consideration that you will receive upon conversion of your notes will be determined by multiplying the number of $1,000 principal amount of notes you convert (such number being the aggregate principal amount of these notes divided by $1,000) by the conversion rate on the date of conversion. You may convert your notes in part so long as such part is $1,000 principal amount or an integral multiple of $1,000. The conversion rate will initially be 42.5532 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $23.50 per share of common stock).

Upon conversion of each $1,000 principal amount of notes, we will deliver, as described under “—Payment upon conversion” below:

•

cash in an amount equal to the sum of the following amounts calculated for each of the 20 trading days during the observation period (as described herein): the lesser of (1) $50 (which represents 1/20th of the $1,000 principal amount per note) and (2) the daily conversion value (as described herein); and

•

at our option, cash, common stock or a combination of cash and common stock, in an amount equal to the sum of the amounts calculated for each of the 20 trading days during the observation period of any excess of the daily conversion value above $50.

For example, if you convert $1,000 principal amount of notes and the daily conversion value for each trading day of the observation period was $63.8298, you would be eligible to receive $1,000 in cash ($50 for each day of the observation period), plus, assuming that the daily VWAP (as defined below) of our common stock on the last trading day of the observation period was $30, at our option, either:

•	nine shares of common stock and $6.60 in cash (or ten shares of common stock if we elect not to pay cash in lieu of fractional shares);

•	$276.60 in cash; or

•	a combination of our common stock and cash that equals $276.60.

The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus as the “conversion rate” and the “conversion price,” respectively, and will be subject to adjustment as described herein.

If we call notes for redemption, you may convert the notes only until the close of business on the business day immediately preceding the redemption date unless we fail to pay the redemption price. If you have submitted your notes for repurchase upon a designated event, you may convert your notes only if you withdraw your repurchase election. Similarly, if you exercise your option to require us to repurchase your notes other than upon a designated event, those notes may be converted only if you withdraw your election to exercise your option in accordance with the terms of the indenture.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “—Payment upon conversion”) of the common stock on the last day of the observation period (as defined under “—Payment upon conversion”). Our delivery to you of cash or a combination of cash and the full number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding two paragraphs, if notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and prior to the next interest payment date, (2) if we have specified a purchase date following a designated event that is during such period or (3) only to the extent overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name; in which case the holder will pay that tax.

Conversion upon satisfaction of market price condition

Prior to June 1, 2012, you may surrender your note for conversion during any calendar quarter commencing after December 31, 2008 if the closing sale price of our common stock exceeds 130% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter. If the specified threshold is met, the notes will thereafter be convertible at any time at the option of the holder prior to the close of business on the maturity date.

At any time on or after June 1, 2012, you may also surrender your note for conversion if, on any date, the closing sale price of our common stock exceeds 130% of the then current conversion price. If the specified threshold is met, the notes will thereafter be convertible at any time at the option of the holder prior to the close of business on the maturity date.

The “closing sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the OTC Bulletin Board, or if not so reported, by Pink Sheets LLC or a successor organization thereto. In the absence of such a quotation or reporting, we will determine the closing sale price on a basis we consider appropriate, and such determination shall be conclusive. The “conversion price” as of any day will equal $1,000 divided by the number of shares of common stock issuable upon a conversion of a note.

“Trading day” means a day during which trading in securities occurs on The New York Stock Exchange or, if the common stock is not quoted on The New York Stock Exchange, on the principal national or regional securities exchange on which the common stock is then listed or, if the common stock is not listed on a national or regional securities exchange, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Conversion upon credit ratings event

You may surrender any and all of your notes for conversion into our common stock prior to close of business on the maturity date (1) during any period in which the credit rating assigned to the notes by Standard & Poor’s or Moody’s (or any successors to these entities) is three or more rating subcategories below the initial credit rating assigned by Standard & Poor’s or Moody’s, if Standard & Poor’s and/or Moody’s rates the notes or (2) if either Standard & Poor’s or Moody’s no longer rates the notes, or if either of these rating agencies suspends or withdraws the rating assigned to the notes, and immediately prior to such termination, suspension or withdrawal of rating the notes were rated by Standard & Poor’s or Moody’s, as the case may be. We are under no obligation to obtain a rating for the notes from Standard & Poor’s or Moody’s and currently do not intend to seek to obtain any such rating.

Conversion upon satisfaction of trading price condition

Prior to the close of business on the maturity date, you may surrender your notes for conversion during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes at such time.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $10,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $10,000,000 principal amount of the notes from a nationally recognized securities dealer then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the “closing sale price” of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

Conversion upon notice of redemption

If we call notes for redemption, you may convert the notes until the close of business on the business day immediately preceding the redemption date, after which time your right to convert will expire unless we default in the payment of the redemption price.

Conversion upon specified corporate transactions

If we elect to:

•

distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 45 days, our common stock at less than the current market price at the time of distribution (measured by averaging the closing prices for the 10 preceding trading days); or

•

distribute to all holders of our common stock, cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing sale price of our common stock on the trading day immediately preceding the declaration date for such distribution;

we must notify you at least 25 trading days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your notes for conversion at any time until the earlier of close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to your ability to convert will be made if you will otherwise participate in the distribution without conversion.

In addition, if we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash, securities or other property, you may surrender your notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities, or other property, then at the effective time of the transaction, your right to convert a note into our common stock will be changed into a right to convert it into the kind and amount of cash, securities and other property which you would have received if you had converted your notes immediately prior to the transaction. If the transaction also constitutes a designated event, you can require us to redeem all or a portion of your notes as described under “—Repurchase at option of the holder upon a designated event.”

Conversion procedures

To convert an interest in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and comply with the last four items listed below. To convert a definitive note, you must:

•	complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest, including contingent interest and liquidated damages, if any, payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. If applicable, delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. You will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until any conversion is effective.

Payment upon conversion

We will settle conversion of all notes validly tendered for conversion by delivering, on the third business day immediately following the last day of the related observation period (as defined below), the aggregate “daily settlement amount,” which will consist of:

•

cash in an amount equal to the sum of the following amounts calculated for each of the 20 trading days during the observation period (as described herein): the lesser of (1) $50 (which represents 1/20th of the $1,000 principal amount per note) and (2) the daily conversion value (as described herein); and

•

at our option, cash, common stock or a combination of cash and common stock, in an amount equal to the sum of the amounts calculated for each of the 20 trading days during the observation period of any excess of the daily conversion value above $50.

We refer to this type of settlement as the “net share settlement.” We refer to the sum of the payments as the “conversion value.”

The “observation period” with respect to any note tendered for conversion means the 20 consecutive trading-day period beginning on, and including, the second scheduled trading day following the conversion date.

The “daily settlement amount,” for each of the 20 trading days during the observation period, shall consist of:

•	cash in an amount equal to the lesser of $50 and the daily conversion value for such trading day; and

•

to the extent the daily conversion value exceeds $50, a number of shares of our common stock (the “daily share amount”) equal to (A) the difference between the daily conversion value and $50, divided by (B) the daily VWAP for such day, subject to our right to deliver cash in lieu of all or a portion of such shares, as described below.

The “daily conversion value” means, for each of the 20 consecutive trading days during the observation period, 1/20th of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock (or the consideration into which our common stock has been exchanged in connection with certain corporate transactions) on such day.

The “daily VWAP” means, for each of the 20 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HW.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us).

“Scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national securities exchange or market on which our common stock is listed or admitted to trading.

For the purposes of determining payment upon conversion, “market disruption event” means (i) a failure by the primary United States national securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

By the close of business on the business day prior to the first scheduled trading day of the applicable observation period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”) and we will notify holders of such cash percentage by notifying the trustee (the “cash percentage notice”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable observation period will equal the product of: (i) the cash percentage, (ii) the daily share amount for such trading day and (iii) the daily VWAP for such trading day (provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, the amount used in this clause (iii) shall be the cash price per share received by holders of common stock in such fundamental change). The number of shares deliverable in respect of each trading day in the applicable observation period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the close of business on the business day prior to the first scheduled trading day of the applicable observation period, we must settle 100% of the daily share amount for each trading day in the applicable observation period with common stock; provided, however, that we will pay cash in lieu of fractional shares, as described below. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we revoke such notice by the close of business on the trading day prior to the scheduled first trading day of the applicable observation period.

We will not issue fractional shares upon conversion of the notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “—Payment upon conversion”) of our common stock on the last day of the observation period. At our option, we may issue one share of our common stock instead of paying cash in lieu of fractional shares. For a discussion of your tax treatment upon conversion, see “Material U.S. Federal Income Tax Considerations.”

We may be unable to pay the cash portion of the conversion value upon conversion of any notes by holders. Our ability to settle our conversion obligation with respect to the notes in cash may be limited by law or by our debt agreements in existence at the time of such conversion. Accordingly, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay any portion of the conversion value in cash. See “Risk Factors— We may not have sufficient cash to repurchase the notes at the option of the holder upon a designated event or to pay the cash payable upon a conversion, which may increase your credit risk.”

Conversion rate adjustment

We will adjust the conversion rate if any of the following events occurs:

•	we issue common stock as a dividend or distribution on our common stock;

•	we issue to all holders of common stock certain rights or warrants to purchase our common stock;

•	we subdivide or combine our common stock;

•

we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including cash or securities but excluding rights or warrants specified above and dividends or distributions specified above;

•

we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

If we distribute to all holders of our common stock capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then, unless we distribute such capital stock or similar equity interests to holders of notes in such distribution, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities for the ten trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the national or regional exchange or market on which the securities are then listed or quoted.

If we distribute to all holders of our common stock cash, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up, then the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which shall be the current market price of a share of our common stock on the record date, and (2) the denominator of which shall be the same price of a share on the record date less the amount of the distribution per share. “Current market price” shall mean the average of the daily closing sale prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. For purpose of this paragraph, the term “ex” date, when used with respect to any distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan unless, prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•	any recapitalization, reclassification or change of our common stock;

•

a consolidation, merger or combination to which we are a party other than a merger in which we are the continuing corporation and which does not result in any recapitalization, reclassification of, or change (other than a change in par value or as a result of a subdivision or combination) in outstanding shares of our common stock;

•	a sale, lease or other transfer to another person or entity of all or substantially all of our property and assets; or

•	any statutory share exchange;

in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. However, at and after the effective time of the transaction, the amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash, and the daily conversion value will be calculated based on the value of the reference property. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Material United States Federal Income Tax Considerations.”

We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See “Material United States Federal Income Tax Considerations.”

Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities. No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the of the conversion rate. If the adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/100th of a share, as the case may be.

Adjustments of average prices

Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which the average is to be calculated.

Redemption

We may redeem any portion of the notes at any time on or after June 4, 2012 upon at least 20 and not more than 60 days’ notice to the holders of the notes, for cash at 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date. If the redemption date falls after a record date but on or prior to the next succeeding interest payment date, then, notwithstanding the preceding sentence, we will pay the full amount of accrued and unpaid interest on such interest payment date to the holder of record on the close of business on the corresponding record date.

No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

We or a third party may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we or a third party purchase may, to the extent permitted by applicable law and subject to restrictions contained in the purchase agreement with the initial purchasers, be re-issued or resold or may, at our or such third party’s option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

We may not redeem the notes if we have failed to pay any interest on the notes and such failure to pay is continuing.

Repurchase at option of the holder

You have the right to require us to repurchase all or a portion of the notes on June 1, 2012. We will be required to repurchase any outstanding note for which you deliver a written repurchase notice to the paying agent, who will initially be the trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the date two business days prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

The repurchase price payable for a note will be equal to 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date.

We must give notice of an upcoming repurchase date to all note holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their notes.

The repurchase notice given by you must state:

•	if certificated notes have been issued, the note certificate numbers (or, if your notes are not certificated, your repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note as of the repurchase date, then, on and after the repurchase date:

•	the note will cease to be outstanding;

•	interest, including liquidated damages, if any, will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

Our ability to repurchase notes with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to repurchase any outstanding note on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date.

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes.

Repurchase at option of the holder upon a designated event

If a designated event occurs at any time prior to the maturity of the notes, you may require us to repurchase your notes, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the designated event. The notes will be repurchased in integral multiples of $1,000 principal amount.

We will repurchase the notes at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. If the repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest on such interest payment date to the record holder on the close of business on the relevant record date.

We will provide to all record holders a notice of a designated event within 15 days after it has occurred. We are also required to deliver to the trustee a copy of the designated event notice. If you elect to require us to repurchase your notes, you must deliver to us or our designated agent, on or before the second business day immediately preceding the 30th day after the date of our designated event notice, your repurchase notice and any notes to be repurchased, duly endorsed for transfer. We will promptly pay the repurchase price for notes surrendered for repurchase following the repurchase date.

A “designated event” will be deemed to have occurred upon a fundamental change or a termination of trading.

A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock, depositary receipts, ordinary shares or other certificates representing equity interests that:

•	are listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

•	are approved, or immediately after the transaction or event will be approved, for quotation on any similar United States system of automated dissemination of quotations of securities prices.

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock, depositary receipts, ordinary shares or other certificates representing common equity interests into which the notes are then convertible) is not listed for trading on a United States national securities exchange.

We will comply with any applicable provisions of Rule 13e-4 and any other applicable tender offer rules under the Exchange Act in the event of a designated event.

These designated event repurchase rights could discourage a potential acquirer of Headwaters. However, this designated event repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of antitakeover provisions. The term “designated event” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

We may be unable to repurchase the notes in the event of a designated event. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under certain circumstances, or expressly prohibit our repurchase of the notes upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In these circumstances, or if a designated event would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture may limit or prohibit payments to the holders of the notes.

Subordination of notes

Payment on the notes is, to the extent provided in the indenture, subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The notes also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, interest, and liquidated damages, if any, on the notes will be subordinated in right of payment to the prior payment in full of all senior indebtedness. In the event of any acceleration of the notes because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full of all senior indebtedness obligations before the holders of the notes are entitled to receive any payment or distribution (except that holders of notes may receive and retain permitted junior securities and payments made from a defeasance trust established prior to any defaults in accordance with the terms of the indenture). We are required under the indenture to promptly notify holders of senior indebtedness, if payment of the notes is accelerated because of an event of default.

We may not make any payment on the notes (except that holders of notes may receive and retain permitted junior securities and payments made from a defeasance trust established prior to any defaults in accordance with the terms of the indenture) if:

•	a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a “payment default”); or

•

a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (called “payment blockage notice”) from us or any other person permitted to give such notice under the indenture (called a “non-payment default”).

We may resume payments and distributions on the notes:

•	in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

•

in case of a non-payment default, the earlier of the date on which such non-payment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions of the notes, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness as their interests may appear.

Because of the subordination provisions discussed above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

The notes are exclusively our obligations. A substantial portion of our operations are conducted through our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available for any payment on the notes. Our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries and we may be unable to access that cash. In addition, we are dependent on the distribution of earnings, loans or other payments from our subsidiaries. Further, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The term “senior indebtedness” is defined in the indenture and includes all amounts owing under our senior secured credit agreement dated as of September 8, 2004 (as amended and modified pursuant to consents dated November 6, 2004 and December 16, 2004, Amendment No. 2 to the Credit Agreement dated March 14, 2005, Amendment No. 3 to the Credit Agreement dated May 19, 2005, Amendment No. 4 to the Credit Agreement dated October 26, 2005, Amendment No. 5 to the Credit Agreement dated June 27, 2006, Amendment No. 6 to the Credit Agreement dated August 30, 2006, Amendment No. 7 to the Credit Agreement dated January 12, 2007 and Amendment No. 8 to the Credit Agreement dated August 15, 2008) among Headwaters Incorporated, the lender parties thereto, Morgan Stanley & Co. Incorporated, as collateral agent, and Morgan Stanley Senior Funding, Inc., as administrative agent, which we refer to as our senior secured credit agreement and all principal, premium, interest, rent, fees, costs, expenses and other amounts accrued or due on our existing or future indebtedness, as defined below, or any existing or future indebtedness guaranteed or in effect guaranteed by us, subject to certain exceptions. The term does not include:

•	any indebtedness that by its express terms is pari passu with or junior to the notes; or

•	any indebtedness we owe to any of our majority-owned subsidiaries (except indebtedness pledged as security for senior indebtedness of any such subsidiary); or

•	the notes.

The term “permitted junior securities” means equity interests in Headwaters, or debt securities that are subordinated to all senior indebtedness and any debt securities issued in exchange for senior indebtedness to the same extent as, or to a greater extent than, the notes are subordinated to senior indebtedness under the indenture.

The term “indebtedness” is also defined in the indenture and includes, in general terms, our liabilities in respect of borrowed money, notes, bonds, debentures, letters of credit, bank guarantees, bankers’ acceptances, capital and certain other leases, interest rate and foreign currency derivative contracts or similar arrangements, guarantees and certain other obligations described in the indenture, subject to certain exceptions. The term does not include, for example, any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services.

The term “designated senior indebtedness” is defined in the indenture and includes, in general terms, our senior secured credit agreement and any senior indebtedness that by its terms expressly provides that it is “designated senior indebtedness” for purposes of the indenture.

At December 31, 2008, we and our subsidiaries had $200 million of long-term debt on a consolidated basis which would rank senior to the notes, all of which related to borrowings under our senior secured credit facility.

In addition, we have a revolving credit arrangement under our current senior credit facility in the amount of $60 million. In the event we refinance our current senior secured credit facility, depending on the terms of any refinancing, we may issue an additional amount of debt that ranks senior to the notes. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness. Our subsidiaries may also from time to time incur additional debt and liabilities.

Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

Merger and sale of assets by Headwaters

The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

•

we are the surviving person, or the resulting, surviving or transferee person, if other than us is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person, if other than us, assumes all of our obligations under the notes and the indenture; and

•	we or such successor person will not be in default under the indenture immediately after the transaction.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of default; notice and waiver

The following will be events of default under the indenture:

•	we fail to pay principal when due upon redemption or otherwise on the notes (whether or not prohibited by the provisions described under “Subordination of Notes” above);

•	we fail to pay any interest on the notes, when due and such failure continues for a period of 30 days (whether or not prohibited by the provisions described under “Subordination of Notes” above);

•	we fail to perform our obligation to provide a notice of a designated event within 15 days after it has occurred;

•	we fail to perform or observe any of the covenants in the indenture for 60 days after notice from the trustee or holders of at least 25% in principal amount of outstanding notes; or

•	certain events involving our bankruptcy, insolvency or reorganization.

The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal or, interest on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, and accrued interest on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, and accrued interest on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, interest, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be canceled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.

Payments of principal and accrued interest on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, or interest on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

•	the trustee fails to comply with the request within 60 days after receipt.

Modification and waiver

The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

•	extend the fixed maturity of any note;

•	reduce the rate or extend the time for payment of interest, including contingent interest, or liquidated damages of any note;

•	reduce the principal amount of any note;

•	reduce any amount payable upon redemption or repurchase of any note;

•	adversely change our obligation to redeem any note at the option of a holder or upon a designated event;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency in which any note is payable;

•	impair the right of a holder to convert any note;

•	reduce voting requirements under the indenture;

•	change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture;

•	modify the subordination provisions of the indenture in a manner adverse to holders of the notes;

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture in a manner adverse to the holder; or

•	reduce the percentage of notes required for consent to any modification of the indenture.

We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Form, denomination and registration

The notes have been issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Book-entry, settlement and clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies;

these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, and interest (including any additional interest) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•

we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures (DTC has advised that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global notes at the request of each DTC participant); or

•	an event of default in respect of the notes has occurred and is continuing, and the trustee has received a request from DTC.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon request of a DTC participant by written notice given to the trustee by or on behalf of DTC in accordance with customary procedures of DTC.

Registration rights

We entered into a registration rights agreement with the initial purchasers of the notes.

When we use the term “registrable securities” in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

•	the effective registration under the Securities Act and the resale, transfer or disposal of the securities in accordance with the registration statement;

•	the securities become eligible to be sold pursuant to Rule 144 or any successor provision (assuming such securities are not then owned, and were not previously owned by an affiliate of Headwaters);

•

the sale or distribution of the registrable securities pursuant to Rule 144 under the Securities Act, under circumstances in which any legend borne by such securities relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed pursuant to the Indenture; or

•	the registrable securities cease to be outstanding (including, in the case of the notes, upon conversion).

Subject to certain rights to suspend use of the shelf registration statement, of which this prospectus is a part, we will use commercially reasonable efforts to keep the shelf registration statement continuously effective until the earlier of (1) the first anniversary of the date of the original issuance of the notes and (2) such time as all of the registrable securities cease to be registrable securities (as defined in the registration rights agreement).

We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 120 days in the aggregate in any 12 month period) in certain circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of a suspension.

The following requirements and restrictions will generally apply to a holder selling the securities pursuant to the shelf registration statement, of which this prospectus is a part:

•	the holder will be required to be named as a selling securityholder in the prospectus;

•	the holder will be required to deliver a prospectus to purchasers;

•	the holder will be subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•	the holder will be bound by the provisions of the registration rights agreement which are applicable to the holder (including indemnification obligations).

We agreed to pay predetermined additional interest as described herein, which we refer to as additional interest, to holders of the notes if the prospectus is unavailable for periods in excess of those permitted above. The additional interest, if any, is payable at the same time and in the same manner and to the same persons as ordinary interest. The additional interest will accrue until a failure to file or become effective or unavailability is cured at a rate per year equal to 0.25% for the first 90 days after the occurrence of the event and 0.5% after the first 90 days of the outstanding principal amount thereof. However, no additional interest will accrue following the end of the period during which we are required to use commercially reasonable efforts to keep the shelf registration statement effective. In addition, no additional interest will be payable in respect of shares of common stock into which the notes have been converted.

If a holder converts some or all of its notes into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive additional interest on such common stock. Such holder will receive, on the settlement date for any notes submitted for conversion during a registration default, accrued and unpaid additional interest to the conversion date relating to such settlement date. If a registration default with respect to the common stock occurs after a holder has converted its notes into common stock, such holder will not be entitled to any compensation with respect to such common stock.

The additional interest will accrue from and including the date on which any registration default occurs to but excluding the earlier of (1) the date on which all registration defaults have been cured and (2) the date the shelf registration statement is no longer required to be kept effective. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the notes may be entitled to equitable relief, including injunction and specific performance.

We will pay all expenses of the shelf registration statement, provide to each registered holder named as a selling securityholder copies of the related prospectus, notify each registered holder named as a selling securityholder when the shelf registration statement has become effective and take certain other actions that are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes.

The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request as described under “Documents incorporated by reference.”

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

Wells Fargo Bank, National Association is the trustee, security registrar, paying agent and conversion agent. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates, and it is trustee for our 2 7/8% Convertible Notes and our 2.50% Convertible Notes.

We will provide to the trustee, upon request, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may prescribe) which we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. If we are not required to file information, documents or reports pursuant to either of those sections, then we will provide to the trustee upon request and to the SEC such reports as may be prescribed by the SEC at such time.

Governing law

The notes and the indenture are governed by, and construed in accordance with, the laws of the state of New York.

Description of capital stock

This section describes the general terms and provisions of the shares of our common stock, par value $0.001 per share and preferred stock, par value $0.001 per share. The summary is not complete and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this prospectus. We have also filed our certificate of incorporation and our bylaws as exhibits to our Form 10-K. You should read our certificate of incorporation and our bylaws for additional information before you buy any of the notes offered hereby. See “Where you can find more information” and “Documents incorporated by reference.”

Common stock

As of December 31, 2008, our authorized common stock was 100 million shares, of which 42.3 million shares were issued and outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and are not entitled to cumulative voting rights. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred stock

As of December 31, 2008, our authorized preferred stock was 10 million shares, none of which were issued and outstanding.

We may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations or restrictions as our board of directors may authorize, without further action by our stockholders, including but not limited to:

•	the distinctive designation of each series and the number of shares that will constitute such series;

•	the voting rights, if any, of shares of the series and the terms and conditions of such voting rights;

•

the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates from and after which dividends shall accumulate;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if such shares are redeemable;

•	the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;

•	any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and

•

the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of such series may be converted or exchanged into other securities, if such shares are convertible or exchangeable.

The particular terms of any series of preferred stock will be described in a prospectus supplement. Any material U.S. federal income tax consequences and other special considerations with respect to any preferred stock offered under this prospectus will also be described in the applicable prospectus supplement.

Anti-takeover provisions of Delaware law and charter provisions

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:

•

before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

•

upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

•

at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, without further stockholder action, may be deemed to have anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our board of directors to issue preferred stock without further stockholder action, including adoption of a stockholders rights plan using preferred stock rights, could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions could also discourage or inhibit a merger, tender offer or proxy contests, even if favorable to the interests of stockholders, and could depress the market price of our common stock. In addition, our bylaws provide that our board of directors is divided into three classes, a separate class to be elected each year, making it more difficult to replace the entire board of directors or remove individual directors. In addition, our bylaws may be amended by action of the board of directors. Certain provisions under consideration for amendment are notice requirements and other procedures with respect to special meetings called by stockholders, stockholder action by written consent and director nominations by stockholders.

Limitation of liability and indemnification

Delaware law permits, and our certificate of incorporation contains, provisions eliminating a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the Delaware General Corporation Law for improper dividends, repurchases or redemptions of stock or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities law. We have put in place agreements with our directors and executive officers containing provisions indemnifying our directors and officers to the fullest extent permitted by Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

Transfer agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Material United States federal income tax considerations

General

The following is a discussion of the material U.S. federal income tax consequences of the holding, disposition and conversion of the notes and the holding and disposition of shares of our common stock and is applicable to holders who hold the notes and shares of our common stock issued upon conversion of notes as capital assets. This discussion, insofar as it relates to U.S. federal income tax law or legal conclusions with respect thereto, represents the opinion of our counsel, Pillsbury Winthrop Shaw Pittman LLP, and is based on the Internal Revenue Code (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under the Code, such as financial institutions, broker dealers, insurance companies, former U.S. citizens or long-term residents, tax-exempt organizations, persons that are, or that hold their notes through, partnerships or other pass-through entities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, or persons that hold notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes. Except as specifically provided below with respect to non-U.S. holders (as described below), the discussion is limited to holders of notes that are U.S. holders.

For purposes of this discussion, a U.S. holder means a beneficial owner of notes that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States,

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia,

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or

•

any trust if (i) the administration of the trust is subject to the primary supervision of a court in the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A non-U.S. holder means any beneficial owner of a note that is not a partnership (or an entity that is treated as a partnership for U.S. federal income tax purposes) and is not a U.S. holder.

If a partnership, including an entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of the notes, the treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership.

If you are considering buying the notes, we urge you to consult your tax advisor about the particular federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the notes and the application of the U.S. federal income tax laws to your particular situation.

U.S. holders

Interest

A U.S. holder of the notes will be required to report interest earned on the notes as ordinary income in accordance with the U.S. holder’s regular method of tax accounting. If the terms of a debt instrument entitle a holder to receive payments, other than certain fixed periodic interest payments, that, in the aggregate, exceed the issue price of the instrument, the debt instrument may be treated as issued with “original issue discount,” in which case the holder would be required to accrue interest income using a constant yield method over the term of the instrument.

We have determined that the issue price of the notes should be treated as being equal to their principal amount. Accordingly, we are treating the notes as having been issued, and this U.S. federal income tax discussion assumes the notes were issued, without original issue discount for U.S. federal income tax purposes.

Our determination was based on our conclusion that neither the notes nor our 2.875% Convertible Senior Subordinated Notes due 2016 (“old notes”) satisfy the “publicly traded” criteria under applicable Treasury regulations; the notes were originally issued in exchange for a portion of the old notes. There can be no assurance that the IRS will not successfully assert, whether because the notes or the old notes should be treated as publicly traded or for other reasons, that the notes were issued with original issue discount. Were the IRS to be successful in any such assertion holders would be required to accrue and take into income any original issue discount (using a constant yield method over the term of the notes); in addition, in such case, holders of notes should consult their tax advisors regarding the possibility that the notes would be “applicable high yield discount obligations” for U.S. federal income tax purposes and the effect of such a classification

Disposition of notes

Upon the sale, exchange, redemption, retirement, repurchase or other taxable disposition of a note (other than a conversion into a combination of cash and common shares), a U.S. holder will recognize capital gain or loss equal to the difference (if any) between the amount realized (other than amounts attributable to accrued but unpaid stated interest which will be taxable as ordinary income if not previously included in such holder’s income) and such U.S. holder’s tax basis in the note. The U.S. holder’s tax basis for a note will be the purchase price for the note. Subject to the market discount rules discussed below under “Market discount and bond premium,” this gain or loss will be treated as long-term capital gain or loss if the note was held for more than one year. Under current law, long-term capital gain recognized by certain noncorporate U.S. holders, including individuals, will be subject to a reduced tax rate. Subject to limited exceptions, capital losses cannot be used to offset a U.S. holder’s ordinary income.

Market discount and bond premium

If a U.S. holder purchases a note for an amount less than its principal amount, the difference will be treated as market discount. Under the market discount rules, such holder will be required, subject to a de minimis exception, to treat any gain on the sale, exchange, retirement or other disposition of the note as ordinary income to the extent of the market discount that has not previously been included in income and that is treated as having accrued on such note at the time of such payment or disposition. If a note with accrued market discount is converted into common shares pursuant to the conversion feature, the amount of such accrued market discount not previously included in income generally will be taxable as ordinary income upon disposition of the common shares. In addition, a U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless a U.S. holder elects to accrue under a constant yield method. Such holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired by a U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

If you purchase a note for an amount in excess of its principal amount, plus accrued interest, you generally may elect to amortize that premium from the purchase date to the note’s maturity date under a constant yield method. Amortizable premium, however, will not include any premium attributable to the value of a note’s conversion feature. Amortizable premium can only offset interest income on a note and may not be deducted against other income. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by such holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

The rules regarding market discount and amortizable premium are complex, and U.S. holders should consult their own tax advisors regarding these rules.

Conversion of notes

If we satisfy the conversion obligation in part cash and part common shares, the U.S. federal income tax treatment will depend upon whether the conversion is characterized as a recapitalization or as in part a conversion and in part a redemption of the notes. If the conversion of the notes constitutes a recapitalization, a U.S. holder will recognize as taxable income any gain realized in the conversion to the extent of the cash received (excluding amounts or shares allocable to interest, which will be taxable as ordinary income if not previously included in such holder’s income, and cash received in lieu of a fractional common share), but no loss will be recognized on such conversion. The gain recognized will be taxed as described under “—Disposition of notes” above. The holder’s tax basis in the common shares permitted to be received tax-free will equal the holder’s tax basis in the corresponding note (reduced by any tax basis allocable to a fractional common share), less the amount of cash received (excluding amounts allocable to accrued but unpaid interest and cash received in lieu of a fractional common share), plus the amount of taxable gain recognized on the conversion. The holder’s holding period for the common shares received will include the holding period for the corresponding note (except for any common shares received allocable to accrued but unpaid interest, which will have a holding period beginning on the day after receipt). Cash received in lieu of a fractional common share upon conversion of the notes will be treated as a payment in exchange for the fractional share. Accordingly, subject to the market discount rules discussed above under “Market discount and bond premium,” the receipt of cash in lieu of a fractional common share will result in capital gain or loss measured by the difference between the cash received for the fractional share and the holder’s adjusted tax basis allocable to the fractional share.

If the conversion of the notes is instead treated as in part a conversion into common shares and in part a payment in redemption of the notes, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the notes considered to be converted into common shares (excluding shares allocable to interest, which will be taxable as ordinary income if not previously included in such holder’s income, and cash received in lieu of a fractional common share). Cash received in lieu of a fractional common share upon conversion of the notes will be treated as a payment in exchange for the fractional share. Accordingly, subject to the market discount rules discussed above under “Market discount and bond premium,” the receipt of cash in lieu of a fractional common share will result in capital gain or loss measured by the difference between the cash received for the fractional share and the holder’s adjusted tax basis allocable to the fractional share. The U.S. holder’s tax basis in the common shares received upon conversion of the notes would be equal to the holder’s tax basis in the portion of the note treated as converted (reduced by any tax basis allocable to a fractional common share), and increased to the extent of any interest inclusion (to the extent not previously included in income). The holder’s holding period for the common shares received will include the holding period for the portion of the note treated as converted (except for any common shares received allocable to accrued but unpaid interest, which will have a holding period beginning on the day after receipt). The cash received with respect to the portion of the notes considered to be redeemed would likely be treated as received in redemption of such portion. In that event, a U.S. holder would recognize gain or loss equal to the difference between the amount of cash received (excluding amounts allocable to interest, which will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. holder’s adjusted tax basis allocable to such portion of the notes exchanged therefor. The gain or loss recognized will be taxed as described under “—Disposition of notes” above.

Alternatively, in the event that we satisfy the conversion obligation entirely in cash, a U.S. holder will recognize gain or loss equal to the difference between the proceeds received by the holder (excluding amounts attributable to accrued but unpaid interest which will be taxable as ordinary income if not previously included in such holder’s income) and the holder’s adjusted tax basis in the note. See “—Disposition of notes” above.

Adjustment of conversion rate

The conversion rate of the notes is subject to adjustment under certain circumstances (see “Description of notes—Conversion rights—Conversion rate adjustments”). Certain adjustments to (or failures to make such adjustments to) the conversion rate of the notes that increase a U.S. holder’s proportionate interest in our assets or earnings and profits may result in a taxable constructive distribution to the holder, whether or not the holder ever converts the notes. This would occur, for example, upon an adjustment to the conversion rate to compensate U.S. holders of notes for distributions of cash or property to our shareholders. Any such constructive distribution will be treated as a dividend for tax purposes, resulting in ordinary income, to the extent of our current or accumulated earnings and profits. As a result, U.S. holders could have taxable income as a result of an event pursuant to which they receive no cash or property. A U.S. holder’s tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion rate of the notes that increases the proportionate interest of the holders of outstanding common shares in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common shares will be treated as a constructive distribution to such holders of common shares, taxable as described below.

Distributions on common stock

Distributions paid on our common stock received upon conversion of a note, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits and will be includible in income by the U.S. holder. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by a corporate U.S. holder may qualify for a dividends-received deduction and dividends received by noncorporate U.S. holders, including individuals, may currently qualify for preferential rates of taxation; however, in each case, certain holding period and other limitations apply.

Disposition of common stock

Subject to the market discount rules discussed above under “Market discount and bond premium,” gain or loss realized by a U.S. holder on the sale or other disposition of our common stock received upon conversion of a note will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock is more than one year (including the holder’s holding period for the converted note, if applicable). Under current law, long-term capital gain recognized by noncorporate U.S. holders, including individuals, will be subject to a reduced tax rate. The amount of the U.S. holder’s gain or loss will be equal to the difference between the U.S. holder’s adjusted tax basis in the common stock disposed of and the amount realized on the disposition.

Non-U.S. holders

The rules governing the U.S. federal income taxation of non-U.S. holders are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. holders should consult with their own tax advisors to determine the impact of federal, state, local, and non-U.S. laws with regard to the notes.

Interest

A non-U.S. holder will not be subject to U.S. federal income or withholding tax on payments of interest on a note, provided that

•	the non-U.S. holder is not:

•	a direct or indirect, actual or constructive, owner of 10% or more of the total voting power of all our voting stock,

•	a controlled foreign corporation related, directly or indirectly, to us through stock ownership or

•	a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business;

•	such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

•

we or our paying agent receives certain information from the non-U.S. holder (or a financial institution that holds the notes in the ordinary course of its trade or business), including certification that such holder is a non-U.S. holder.

A non-U.S. holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% unless:

•	the income is effectively connected with the conduct of a U.S. trade or business (and is attributable to a U.S. permanent establishment under an applicable income tax treaty) or

•	an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

Except to the extent provided by an applicable income tax treaty, interest on a note that is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if received by corporate holders, may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as the non-U.S. holder provides us or the paying agent with an IRS Form W-8ECI. To claim the benefit of an applicable income tax treaty, the non-U.S. holder must timely provide the appropriate and properly executed IRS forms.

Conversion of notes

A non-U.S. holder will not be subject to U.S. federal income or withholding tax upon receipt of shares of our common stock on the conversion of the notes (excluding shares allocable to interest). To the extent a non-U.S. holder recognizes any gain as a result of the receipt of cash in the conversion (including the receipt of cash in lieu of a fractional common share upon conversion), such gain would be subject to the rules described below under “—Disposition of notes or common stock” with respect to the sale or exchange of a note. To the extent that a non-U.S. holder receives upon conversion any cash or common shares attributable to accrued but unpaid interest not previously included in income, such shares would be subject to the rules described above for interest.

Adjustment of conversion rate

The conversion rate of the notes is subject to adjustment in certain circumstances. Any such adjustment (or failure to make such adjustment) could, in certain circumstances, give rise to a deemed distribution to non-U.S. holders. See “—U.S. Holders—Adjustment of Conversion Rate” above. In such case, the deemed distribution would be subject to the rules described below under “—Distributions on Common Stock” regarding taxation and withholding of U.S. federal income tax on dividends in respect of common shares. Any resulting withholding tax attributable to deemed dividends would be collected from interest payments made on the notes or, if appropriate, from the proceeds on sale or conversion of the notes.

Distributions on common stock

Dividends paid to a non-U.S. holder on our common stock will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN (or applicable successor form) certifying its entitlement to benefits under an applicable income tax treaty. A non-U.S. holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

Except to the extent provided by an applicable income tax treaty, dividends on our common stock (or constructive dividends, see “—Adjustment of conversion rate” above) that are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if received by corporate holders, may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If dividends (or constructive dividends) are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of dividends will not be subject to U.S. withholding tax so long as the non-U.S. holder provides us or the paying agent with an IRS Form W-8ECI. To claim the benefit of an applicable income tax treaty, the non-U.S. holder must timely provide the appropriate and properly executed IRS forms.

Disposition of notes or common stock

Subject to the rules described below under “—Information reporting and backup withholding,” a non-U.S. holder will not be subject to U.S. federal income or withholding tax on gain from the sale or other taxable disposition of a note or common shares unless:

•

such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and, if the non-U.S. holder is entitled to the benefits under an applicable income tax treaty, attributable to a permanent establishment or a fixed base in the United States,

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and meets certain other requirements or

•

we are or have been a U.S. real property holding corporation at any time within the shorter of the five year period preceding such sale or other taxable disposition and the period during which the non-U.S. holder held the notes or common shares. We believe that we are currently not a U.S. real property holding corporation for U.S. federal income tax purposes, but there is no assurance that we will not become one in the future. If we become a U.S. real property holding corporation, any gain realized on such sale or other taxable disposition by a non-U.S. holder will be subject to U.S. federal income tax if our stock is no longer regularly traded on an established securities market (as defined in the applicable Treasury regulations) and, with respect to the notes, the non-U.S. holder holds notes that, on the date of their acquisition, had a fair market value greater than 5% of the value of our stock.

Except to the extent provided by an applicable income tax treaty, a non-U.S. holder will be subject to U.S. federal income tax with respect to gain from the sale or disposition of a note or shares of common stock that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and non-U.S. holders that are corporations may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If such gain is realized by a non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year (and certain other conditions are met), then such individual will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the notes) exceed capital losses allocable to U.S. sources. To claim the benefit of an applicable income tax treaty, the non-U.S. holder must timely provide the appropriate and properly executed IRS forms.

Information reporting and backup withholding

Information returns may be filed with the IRS in connection with payments on the notes, the common stock and the proceeds from a sale or other disposition of the notes or the common stock. A non-exempt U.S. holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A non-U.S. holder may be subject to U.S. information reporting and backup withholding tax on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required of non-U.S. holders to claim the exemption from withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. Copies of applicable IRS information returns may be made available, under the provisions of an applicable income tax treaty or agreement, to the tax authorities of the country in which the non-U.S. holder resides. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Selling securityholders

We originally issued the notes in a private placement to certain existing holders of our 2 7/8% Convertible Notes who are qualified institutional buyers through several closings which occurred from December 19, 2008 to December 23, 2008 pursuant to an exchange offer conducted under Section 4(2) of the Securities Act.

The notes and our shares of common stock to be issued upon conversion of the notes are being registered pursuant to a registration rights agreement between us and the initial purchasers. In that agreement, we undertook to file a registration statement with respect to the notes and our shares of common stock issuable upon conversion of the notes and, subject to certain exceptions, to use commercially reasonable efforts to keep the shelf registration statement continuously effective until the earliest of (1) the first anniversary of the date of the original issuance of the notes and (2) such time as all of the notes and the common stock issuable on the conversion thereof cease to be outstanding or have either been (i) sold or otherwise transferred pursuant to an effective registration statement, (ii) sold pursuant to Rule 144 under circumstances in which any legend borne by the notes or common stock relating to restrictions on transferability thereof is removed or (iii) such notes or common stock are eligible to be sold pursuant to Rule 144 or any successor provision (assuming such notes are not then owned, and were not previously owned, by an affiliate of ours). See “Description of notes—Registration rights.” The selling securityholders, which term includes their transferees, pledges, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of our common stock issuable upon conversion of the notes. Upon request by a selling securityholder following the effectiveness of the registration statement of which this prospectus is a part, we will file a prospectus supplement naming those transferees, donees or pledgees or their successors who are able to offer and sell the notes and the underlying common stock pursuant to this prospectus. We have included as Annex A a form of notice and questionnaire to be completed and delivered by a holder interested in selling notes or common stock pursuant to this prospectus.

The following table sets forth information that we have received through March 4, 2009 regarding the principal amount of notes and the underlying common stock, beneficially owned by each selling securityholder, that may be offered using this prospectus. Information with respect to selling securityholders and beneficial ownership of the notes is based upon information provided by or on behalf of the selling securityholders. Unless otherwise described below, no selling securityholder nor any of its affiliates is a broker-dealer, has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. No selling securityholder that is a broker-dealer acquired the notes as compensation for underwriting activities, purchased the securities outside of the ordinary course of business or, at the time of the purchase of the securities, had any agreements or understandings, directly or indirectly, with any person to distribute the securities. Selling securityholders that are affiliates of broker-dealers purchased the securities in the ordinary course of business and at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. If, after the date of this prospectus, a securityholder notifies us pursuant to the registration rights agreement of its intent to dispose of notes pursuant to the registration statement, we may supplement this prospectus to include that information. With respect to any securityholder who acquires notes after the effectiveness of this registration statement, we may supplement this prospectus under the Securities Act to add that securityholder to the table.

A selling securityholder may offer all, some or none of the notes or the shares of the common stock issuable upon conversion of the notes. Accordingly, no estimate can be given as to the amount or percentage of the notes or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change over time. Changed information regarding selling securityholders will be set forth in an amendment to the registration statement, of which this prospectus is a part, or a supplement to this prospectus, as required by law.

Name	Principal Amount of Notes Beneficially Owned that may be Offered ($)	Percentage of Notes Outstanding (%)	Number of Shares of Common Stock Beneficially Owned (1)		Number of Shares of Common Stock that may be Offered (1)	Percentage of Common Stock Outstanding (%) (2)	Number of Shares of Common Stock upon Completion of the Offering (3)
OZ Special Funding (OZMD), LP (4)	$17,975,000	28.4	764,894		764,894	1.8	0
Goldman Sachs & Co. Profit Sharing Trust (5)	$281,000	*	11,957		11,957	*	0
OZ Master Fund, Ltd. (6)	$4,253,000	6.7	180,979		180,979	*	0
Highbridge International LLC (7)	$19,996,000	31.6	1,990,565	(8)	850,894	2.0	1,139,671
Highbridge Convertible Arbitrage Master Fund, L.P. (9)	$4,187,000	6.6	359,818	(10)	178,170	*	181,648
SIHL IF Global Convertible Bonds CHF (11)	$2,661,000	4.2	113,234		113,234	*	0
UBS (Lux) Bond Sicav Convert Global (EUR hedged) (11)	$846,000	1.3	36,000		36,000	*	0
Focused Sicav - Convert Global (EUR) B (11)	$9,439,000	14.9	401,660		401,660	*	0
UBS (Lux) IF Global Convertible Bonds (EUR) (11)	$2,943,000	4.7	125,234		125,234	*	0
BPER International Sicav- Global Convertible Bond EUR (11)	$705,000	1.1	30,000		30,000	*	0

*	Less than 1%.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 42.5532 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under “Description of notes – Conversion of notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(1), using 42,333,376 shares of common stock outstanding as of December 31, 2008. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	Because a selling securityholder may sell all or a portion of the notes and common stock issuable upon conversion of the notes pursuant to this prospectus, an estimate cannot be given as to the number of percentage of notes and common stock that the selling securityholder will hold upon consummation of any sales. The information presented assumes that all of the selling securityholders will fully convert the notes for cash and shares of our common stock and that the selling securityholders will sell all shares of our common stock that they received pursuant to such conversion.

(4)	Daniel S. Och as Chief Executive Officer of Och-Ziff Holding Corporation, the General Partner of OZ Management LP, the Investment Manager of OZ Special Funding (OZMD), LP may be deemed to have investment and/or voting control of the securities.

(5)	Daniel S. Och as Chief Executive Officer of Och-Ziff Holding Corporation, the General Partner of OZ Management LP, the Investment Manager of Goldman Sachs & Co. Profit Sharing Master Trust may be deemed to have investment and/or voting control of the securities.

(6)	Daniel S. Och as Chief Executive Officer of Och-Ziff Holding Corporation, the General Partner of OZ Management LP, the Investment Manager of OZ Master Fund, Ltd. may be deemed to have investment and/or voting control of the securities.

(7)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(8)

Includes 11,880 shares of outstanding common stock, 850,894 shares upon conversion of the notes, 679,999 shares upon conversion of our 2 7/8% Convertible Senior Subordinated Notes due 2016 and 447,792 shares upon conversion of our 2.50% Convertible Senior Subordinated Notes due 2014.

(9)	Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.

(10)

Includes 178,170 shares upon conversion of the notes, 69,700 shares upon conversion of our 2 7/8% Convertible Senior Subordinated Notes due 2016 and 111,948 shares upon conversion of our 2.50% Convertible Senior Subordinated Notes due 2014.

(11)	UBS Fund Management (Switzerland) AG is the investment advisor to SIHL IF Global Convertible Bonds CHF and has voting and dispositive power with respect to these securities. UBS (Lux) Bond Sicav is the investment advisor to UBS (Lux) Bond Sicav Convert Global (EUR hedged) and has voting and dispositive power with respect to these securities. Focused Sicav is the investment advisor to Focused Sicav - Convert Global (EUR) B and has voting and dispositive power with respect to these securities. UBS Institutional Fund Management Company SA is the investment advisor to UBS (Lux) IF Global Convertible Bonds (EUR) and has voting and dispositive power with respect to these securities. BPER International SICAV is the investment advisor to BPER International Sicav – Global Convertible Bond EUR and has voting and dispositive power with respect to these securities.

Plan of distribution

We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The aggregate proceeds to the selling securityholders will be the purchase price of the notes less any discounts and commissions. The notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders; or

•

through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

Each selling securityholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of notes or common stock to be made directly or through agents.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. These discounts, commissions or concessions may be in excess of those customary in the types of transactions involved. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities as underwriters under the Securities Act and the Exchange Act.

If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•

on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. We cannot assure you that any selling securityholder will sell any or all of the notes or the underlying common stock offered by them pursuant to this prospectus. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, we cannot assure you that any selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

Our common stock trades on the New York Stock Exchange under the symbol “HW.” We do not intend to apply for listing of the notes on any securities exchange or for quotation through the Nasdaq National Market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

Any selling securityholder who is a “broker-dealer” shall be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless the selling securityholder received the securities it is offering for resale as compensation for underwriting activities. To our knowledge, none of the selling securityholders are registered broker-dealers or are affiliated with registered broker-dealers.

Pursuant to the registration rights agreement that has been incorporated by reference as an exhibit to this registration statement, we and the selling securityholders will each indemnify the other against specified liabilities, including liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

Legal matters

The validity of notes and common stock offered by this prospectus and the enforceability of our obligations under the notes are being passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California and New York, New York.

Experts

The consolidated financial statements of Headwaters Incorporated appearing in Headwaters Incorporated’s Annual Report (Form 10-K) for the year ended September 30, 2008 and the effectiveness of Headwaters Incorporated internal control over financial reporting as of September 30, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. In addition, we have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement or the exhibits which are a part of the registration statement. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

Documents incorporated by reference

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede the information that is either contained herein or incorporated by reference herein, and will be considered to be a part of this prospectus from the date such documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, filed with the SEC on November 21, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2008, filed with the SEC on February 6, 2009;

•	our Current Report on Form 8-K filed with the SEC on December 22, 2008; and

•	the description of our common stock contained in our amended Annual Report on Form 10-K/A, filed with the SEC on April 24, 1996.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are made after the initial filing date of the registration statement of which this prospectus is a part and before the termination of any offering of securities offered by this prospectus. Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number:

•	the prospectus;

•	the accompanying prospectus supplement; or

•	any other subsequently filed document which also is incorporated in, or is deemed to be incorporated by reference to this prospectus;

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon your written or oral request of any or all of the documents incorporated by reference but not delivered with this prospectus, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to the Corporate Secretary, Headwaters Incorporated, 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095. Our telephone number is (801) 984-9400.

Annex A

HEADWATERS INCORPORATED

FORM OF NOTICE OF REGISTRATION STATEMENT AND SELLING

SECURITYHOLDER ELECTION AND QUESTIONNAIRE

16% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2016

NOTICE

Headwaters Incorporated (the “Company”) has filed, or intends shortly to file, with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 or such other Form as may be available (the “Shelf Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s 16% Convertible Senior Subordinated Notes due 2016 (CUSIP No. 42210PAB8) (the “Notes”), and common stock, $0.001 par value (the “Common Stock”), issuable upon conversion of the Notes (the “Shares” and together with the Notes, the “Transfer Restricted Securities”) in accordance with the terms of the Registration Rights Agreement, dated as of December 19, 2008 (the “Registration Rights Agreement”), between the Company and the investors signatory thereto. A copy of the Registration Rights Agreement is available from the Company. All capitalized terms not otherwise defined herein have the meanings ascribed thereto in the Registration Rights Agreement.

To sell or otherwise dispose of any Transfer Restricted Securities pursuant to the Shelf Registration Statement, a beneficial owner of Transfer Restricted Securities generally will be required to be named as a Selling Securityholder in the related Prospectus, deliver a Prospectus to purchasers of Transfer Restricted Securities, be subject to certain civil liability provisions of the Securities Act and be bound by those provisions of the Registration Rights Agreement applicable to such beneficial owner (including certain indemnification rights and obligations, as described below). To be included in the Shelf Registration Statement, this Notice and Questionnaire must be completed, executed and delivered to the Company at the address set forth herein for receipt prior to or on the 20th calendar day from the receipt hereof (the “Notice and Questionnaire Deadline”). Beneficial Owners that do not complete and return this Notice and Questionnaire prior to the Notice and Questionnaire Deadline and deliver it to the Company as provided below will not be named as Selling Securityholders in the Shelf Registration Statement and, therefore, will not be permitted to sell any Transfer Restricted Securities pursuant to the Shelf Registration Statement.

Certain legal consequences arise from being named as a Selling Securityholder in the Shelf Registration Statement and the related Prospectus. Accordingly, holders and beneficial owners of Transfer Restricted Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a Selling Securityholder in the Shelf Registration Statement and the related Prospectus.

ELECTION

The undersigned holder (the “Selling Securityholder”) of Transfer Restricted Securities hereby elects to include in the Shelf Registration Statement the Transfer Restricted Securities beneficially owned by it and listed below in Item III (unless otherwise specified under Item III). The undersigned, by signing and returning this Notice and Questionnaire, understands that it will be bound with respect to such Transfer Restricted Securities by the terms and conditions of this Notice and Questionnaire and the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the Selling Securityholder has agreed to indemnify and hold harmless the Company, any underwriter, each other Holder, their respective officers, directors, partners, employees, representatives and agents, and each person, if any, who controls the Company, any underwriter and any other Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against certain losses arising in connection with statements concerning the Selling Securityholder made in the Shelf Registration Statement or the related Prospectus in reliance upon the information provided in this Notice and Questionnaire.

The Selling Securityholder hereby provides the following information and represents and warrants that such information is accurate and complete:

QUESTIONNAIRE

I.	A. Full Legal Name of Selling Securityholder:

B. Full legal name of registered holder (if not the same as (a) above) through which Transfer Restricted Securities listed in (3) below are held:

___________________________________________________________________________________________________

_________________________________________________________________________________________________

C. Full legal name of DTC participant (if applicable and if not the same as (b) above) through which Transfer Restricted Securities listed in Item III are held:

______________________________________________________________________________________________

D. Taxpayer identification or social security number of Selling Securityholder:

______________________________________________________________________________________________

II.	Address for notices to Selling Securityholder:

______________________________________________________________________________________________

______________________________________________________________________________________________

Telephone:

Fax:

Email:

Contact Person:

III.	Beneficial ownership of Transfer Restricted Securities:

A. Type of Transfer Restricted Securities beneficially owned, and principal amount of Notes or number of shares of Common Stock, as the case may be, beneficially owned:

______________________________________________________________________________________________

B. CUSIP No(s). of such Transfer Restricted Securities beneficially owned:

______________________________________________________________________________________________

C. Amount of Transfer Restricted Securities that the undersigned wishes to be included in the Shelf Registration Statement:

______________________________________________________________________________________________

IV.	Beneficial ownership of the Company’s securities owned by the Selling Securityholder:

EXCEPT AS SET FORTH BELOW IN THIS ITEM IV, THE UNDERSIGNED IS NOT THE BENEFICIAL OR REGISTERED OWNER OF ANY SECURITIES OF THE COMPANY OTHER THAN THE TRANSFER RESTRICTED SECURITIES LISTED ABOVE IN ITEM III (“Other Securities”).

A. Type and amount of Other Securities beneficially owned by the Selling Securityholder:

______________________________________________________________________________________________

B. CUSIP No(s). of such Other Securities beneficially owned:

______________________________________________________________________________________________

V.	Relationship with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

State any exception here:

______________________________________________________________________________________________

______________________________________________________________________________________________

______________________________________________________________________________________________

VI.	Nature of the Selling Securityholder:

(a) Identify any natural person or other persons having voting and investment control over the Company securities owned by the Selling Securityholder.

______________________________________________________________________________________________

Is the Selling Securityholder a reporting company under the Exchange Act, a majority owned subsidiary of a reporting company under the Exchange Act or a registered investment company under the Investment Company Act? If so, please state which one.

______________________________________________________________________________________________

If the entity is a majority owned subsidiary of a reporting company, identify the majority stockholder that is a reporting company.

(b) Is the Selling Securityholder a registered broker-dealer?

☐  Yes    ☐  No

If yes, state whether the Selling Securityholder received the Transfer Restricted Securities as compensation for underwriting activities and, if so, provide a brief description of the transaction(s) involved.

______________________________________________________________________________________________

State whether the Selling Securityholder is an affiliate of a broker-dealer and if so, list the name(s) of the broker-dealer affiliate(s). For the purposes of this Item VI(b), an “affiliate” of a broker-dealer includes any company that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such broker-dealer, and does not include individuals employed by any such broker-dealers or by their affiliates.

☐  Yes    ☐  No

If the answer is “Yes”, you must answer the following:

If the Selling Securityholder is an affiliate of a registered broker-dealer, the Selling Securityholder purchased the Transfer Restricted Securities (i) in the ordinary course of business, and (ii) at the time of the purchase of the Transfer Restricted Securities, had no agreements or understanding, directly or indirectly, with any person to distribute the Transfer Restricted Securities.

☐  Yes    ☐  No

If the answer is “No”, state any exceptions here:

If the answer is “No”, this may affect your ability to be included in the Shelf Registration Statement.

VII.	Plan of Distribution:

Except as set forth below, the undersigned (including its donees or pledgees) intends to distribute the Transfer Restricted Securities listed above in Item III pursuant to the Shelf Registration Statement only as follows (if at all). Such Transfer Restricted Securities may be sold from time to time directly by the undersigned or, alternatively, through underwriters, broker-dealers or agents. If the Transfer Restricted Securities are sold through underwriters or broker-dealers, the Selling Securityholder will be responsible for underwriting discounts or commissions or agent’s commissions. Such Transfer Restricted Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions):

1. on any national securities exchange or quotation service on which the Transfer Restricted Securities may be listed or quoted at the time of sale;

2. in the over-the-counter market;

3. in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

4. through the writing of options.

In connection with sales of the Transfer Restricted Securities or otherwise, the undersigned may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Transfer Restricted Securities and deliver Transfer Restricted Securities to close out such short positions, or loan or pledge Transfer Restricted Securities to broker-dealers that in turn may sell such securities. State any exceptions here:

______________________________________________________________________________________________

______________________________________________________________________________________________

______________________________________________________________________________________________

By signing below, the Selling Securityholder acknowledges that it understands its obligation to comply, and agrees it will comply, with the prospectus delivery requirements and other provisions of the Securities Act and Exchange Act and the respective rules and regulations promulgated thereunder, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Transfer Restricted Securities pursuant to the Shelf Registration Statement. If the Selling Securityholder transfers all or any portion of the Transfer Restricted Securities listed in Item III above after the date on which such information is provided to the Company, the Selling Securityholder agrees to notify the transferee(s) at the time of the transfer of its rights and obligations under this Notice and Questionnaire and the Registration Rights Agreement and agrees to deliver a notice of such transfer to the Trustee and the Company (i) in the case of a transfer of the Notes or the shares of Common Stock issuable upon conversion of the Notes, in substantially the form attached as Exhibit 1 to this Notice and Questionnaire, or (ii) in the case of a transfer of shares of Common Stock issuable upon conversion of the Warrants, in substantially the form attached as Exhibit 2 to this Notice and Questionnaire.

By signing below, the Selling Securityholder consents to the disclosure of the information contained herein in its answers to Items I through VI above and the inclusion of such information in the Shelf Registration Statement and the related Prospectus. The Selling Securityholder understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Shelf Registration Statement and the related Prospectus.

In accordance with the Selling Securityholder’s obligation under the Registration Rights Agreement to provide such information as may be required by law for inclusion in the Shelf Registration Statement, the Selling Securityholder agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Shelf Registration Statement remains effective. All notices hereunder and pursuant to the Registration Rights Agreement shall be made in writing at the address set forth below.

Once this Notice and Questionnaire is executed by the Selling Securityholder and received by the Company, the terms of this Notice and Questionnaire and the representations and warranties contained herein shall be binding on, shall inure to the benefit of and shall be enforceable by the respective successors, heirs, personal representatives and assigns of the Company and the Selling Securityholder with respect to the Transfer Restricted Securities beneficially owned by such Selling Securityholder and listed in Item III above. It shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws provisions thereof.

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its authorized agent.

Dated: ______________________________________

BENEFICIAL OWNER

By:
Name:
Title:

Please return the completed and executed Notice and Questionnaire for receipt prior to or on the 10th calendar day from the date hereof to:

Headwaters Incorporated

10653 South Riverfront Parkway, Suite 300

South Jordan, Utah 84095

Attention: Harlan M. Hatfield, General Counsel

Facsimile: (801) 984-9430

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, California 94105

Attention: Linda C. Williams, Esq.

Facsimile: (415) 983-1200

EXHIBIT 1 TO NOTICE AND QUESTIONNAIRE

NOTICE OF TRANSFER PURSUANT

TO REGISTRATION STATEMENT

Headwaters Incorporated

10653 South Riverfront Parkway, Suite 300

South Jordan, Utah 84095

Re:	Headwaters Incorporated
16% Convertible Senior Subordinated Notes due 2016 (the “Notes”)

Ladies and Gentlemen:

Please be advised              that has transferred $          aggregate principal amount of the above-referenced Notes or              shares of the Company’s common stock issued on conversion or repurchase of Notes, pursuant to the Registration Statement on Form S-3 (File No. 333-            ) filed by the Company.

We hereby certify that the prospectus delivery requirements, if any, of the Securities Act of 1933, as amended, have been satisfied with respect to the transfer described above and that the above named beneficial owner of the Notes or common stock is named as a selling securityholder in the Prospectus, dated                     , or in amendments or supplements thereto, and that the aggregate principal amount of the Notes or number of shares of common stock transferred are [all] [a portion of] the Notes or common stock listed in such Prospectus, as amended or supplemented, opposite such owner’s name.

Very truly yours,

[name]

By:
(Authorized Signature)

Name:

Title:

Dated: __________________________________

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

NAME OF BENEFICIAL OWNER:

(Please Print)

Signature:

Date:

PLEASE RETURN THE COMPLETED AND EXECUTED NOTICE AND

QUESTIONNAIRE TO HEADWATERS INCORPORATED AS FOLLOWS:

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, Utah 84095

Attention: Harlan M. Hatfield, General Counsel

with a faxed copy to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94105

Facsimile: (415) 983-1200

Attention: Linda C. Williams

PART II

Information not required in prospectus

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses payable by the registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling securityholders. All amounts are estimated except the SEC registration fee.

Amount
SEC registration fee	$2,487
Printing costs	$2,000
Accounting fees and expenses	$5,000
Legal fees and expenses	$20,000
Trustee and Transfer Agent fees and expenses	$10,000
Miscellaneous	$5,000

Total	$44,487

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such cooperation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Article VII of the registrant’s certificate of incorporation exonerates the registrant’s directors from personal liability for monetary damages for breach of the fiduciary duty of care as a director, except for any breach of the directors’ duty of loyalty for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for any improper declaration of dividends or for any transaction from which the director derived an improper personal benefit. Article VII does not eliminate a stockholder’s right to seek non-monetary, equitable remedies, such as an injunction or rescission, to redress an action taken by the directors. However, as a practical matter, equitable remedies may not be available in all situations, and there may be instances in which no effective remedy is available.

The registrant maintains directors’ and officers’ liability insurance policies. The registrant has entered into contracts with its directors and executive officers providing for indemnification of the registrant’s officers and directors to the fullest extent permitted by applicable law.

Item 16.	Exhibits

Exhibit Number	Description of Document

4.1	Indenture, dated as of December 19, 2008, between the registrant and Wells Fargo Bank, N.A., including the form of Note. Incorporated by reference to Exhibit 4.5 filed with Headwaters’ Current Report on Form 8-K, filed December 22, 2008.

4.2	Registration Rights Agreement, dated as of December 19, 2008, among the registrant and the initial purchasers of the notes. Incorporated by reference to Exhibit 4.5.1 filed with Headwaters’ Current Report on Form 8-K, filed December 22, 2008.

5.1#	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

8.1	Tax Opinion of Pillsbury Winthrop Shaw Pittman LLP.

12.1	Computation of Ratios of Earnings to Fixed Charges. Incorporated by reference to Exhibit 12 filed with Headwaters’ Annual Report on Form 10-K, for the year ended September 30, 2008.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2#	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in its opinions filed as Exhibits 5.1 and 8.1 to this Registration Statement).

24.1#	Power of Attorney (see page II-5).

25.1#	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of a Corporation Designated to Act as a Trustee on Form T-1.

#	Previously filed.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this amendment to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Jordan, State of Utah, on March 4, 2009.

HEADWATERS INCORPORATED

By	/s/ KIRK A. BENSON
Kirk A. Benson
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this amendment to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ KIRK A. BENSON Kirk A. Benson	Director and Chief Executive Officer (Principal Executive Officer)	March 4, 2009

/S/ STEVEN G. STEWART Steven G. Stewart	Chief Financial and Accounting Officer (Principal Financial and Accounting Officer)	March 4, 2009

* James A. Herickhoff	Director	March 4, 2009

* Raymond J. Weller	Director	March 4, 2009

* E. J. “Jake” Garn	Director	March 4, 2009

* R. Sam Christensen	Director	March 4, 2009

* William S. Dickinson	Director	March 4, 2009

* Malyn K. Malquist	Director	March 4, 2009

* Blake O. Fisher, Jr.	Director	March 4, 2009

* By	/s/ Harlan M. Hatfield
Harlan M. Hatfield
Attorney-in-fact

Exhibit index

Exhibit Number	Description of Document

4.1	Indenture, dated as of December 19, 2008, between the registrant and Wells Fargo Bank, N.A., including the form of Note. Incorporated by reference to Exhibit 4.5 filed with Headwaters’ Current Report on Form 8-K, filed December 22, 2008.

4.2	Registration Rights Agreement, dated as of December 19, 2008, among the registrant and the initial purchasers of the notes. Incorporated by reference to Exhibit 4.5.1 filed with Headwaters’ Current Report on Form 8-K, filed December 22, 2008.

5.1#	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

8.1	Tax Opinion of Pillsbury Winthrop Shaw Pittman LLP.

12.1	Computation of Ratios of Earnings to Fixed Charges. Incorporated by reference to Exhibit 12 filed with Headwaters’ Annual Report on Form 10-K, for the year ended September 30, 2008.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2#	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in its opinions filed as Exhibits 5.1 and 8.1 to this Registration Statement).

24.1#	Power of Attorney (see page II-5).

25.1#	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of a Corporation Designated to Act as a Trustee on Form T-1.

#	Previously filed.